Exhibit 99.1

ASCENDIA BRANDS, INC. RECEIVES NOTICE OF AMEX LISTING AGREEMENT VIOLATION

Hamilton, NJ – June 27, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced that it has received notification from the American Stock Exchange that it is not in compliance with the Exchange’s continued listing standards, including specifically Sections 134 and 1101 of the Amex Company Guide, because of the Company’s failure timely to file its Annual Report on Form 10-K for the fiscal year ended February 28, 2007. The Company had previously announced that it was unable to file Form 10-K by the specified date because it required additional time to complete its review of the complex accounting for changes to its convertible debt that occurred during its 2007 fiscal year.

In its letter dated June 25, 2007, the Exchange has requested that the Company submit, not later than July 25, 2007, the Company’s plan to regain compliance with the Exchange’s listing requirements. In addition, the Company is required to regain compliance not later than December 13, 2007.

The Company currently anticipates filing its Annual Report on Form 10-K not later than July 15, 2007.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada.

Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com